Exhibit 99.1

January 28, 2005

Asia Payments Systems Inc. Reports Steady Growth in Recurring Revenue Stream

January 27, 2005 (Seattle WA and Hong Kong) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today reported that with the launch of operational APAYcard systems in Japan, the Company has achieved recurring revenue streams that are growing daily.

According to Matt Mecke, President & CEO of Asia Payments, "The achievement of recurring revenue streams signals our reaching another milestone in our plan for aggressively entering and serving markets that benefit by using our APAYcard processing system. These recurring revenue streams are just the beginning, and they are significant for their rate of growth over both the near-term and longer term." The recurring revenue streams will be consolidated in Asia Payment's future financial reports.

The proprietary APAYcard system processes domestic and international debit cards and credit cards using a combination of advanced technologies and rigorous security procedures. The APAYcard processing system is based on Asia Pay's middleware that provides seamless connectivity using XML messaging from the retail POS system and routing over IP to banks.

Retailers using the APAYcard procressing system enjoy the freedom to select the banks or other financial institutions of their choice that offer the most attractive bankcard transaction rates. Thus, without any additional cost to the customer, the retailer can consistently increase profits by reducing bankcard processing costs in the open market. This opportunity for retailers to increase profits by reducing costs is an important competitive advantage for Asia Payment Systems, Inc. as it expands its market presence in Japan, China, and other Asian markets.

About Asia Payment Systems, Inc.
 www.asia-pay.com

Asia Pay is a Nevada-incorporated company with offices in Seattle, Washington; Beijing and Shenzhen, China; and Hong Kong. Asia Pay is developing a credit-card processing network that provides clearing services to merchants, oil companies, and financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients.  In addition, the company is continuing to identify sources of additional financing to permit the expansion of nationwide operations in the China market, which currently has an estimated 715 million debit cards in use, with annual growth of an additional 60 million cards.

Contacts:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel: +1-866-877-APAY
Fax: +1-206-470-1150
ir@asia-pay.com